Exhibit 2.1

STATE of DELAWARE CERTIFICATE of FORMATION A LIMITED LIABILITY COMPANY	State of Delaware Secretary of State Division of Corporations Delivered 10:51 AM 06/22/2018 FILED 10:51 AM 06/22/2018 SR 20185309683 - File Number 6944225

ARTICLE I.

The name of this limited liability company is ZABALA FARMS GROUP, LLC.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 2035 SUNSET LAKE RD, SUITE B-2, NEWARK, DE 19702. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC.

ARTICLE III.

The period of duration of the limited liability company shall be perpetual.

ARTICLE IV.

The purpose of the limited liability company is to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Limited Liability Company Act.

ARTICLE V.

The name and address of each initial member of the limited liability company is:

GREEN BUD INITIATIVES, LLC - 43264 BUSINESS PARK DR STE 105, TEMECULA, CALIFORNIA 92590

I, the undersigned,. for the purpose of forming a limited liability company under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Formation on the date below.

Dated: June 22nd, 2018

/s/ Marsha Siha

Marsha Siha, Organizer